Cypress Advisors, LLC

July 31, 2006

Adera Mines Limited
20710 Lassen Street
Chatsworth, California 91311

Gentlemen:

This letter agreement (this “Agreement”) confirms the engagement of Cypress Advisors, LLC (“CA”) by Adera Mines Limited (the “Company”) to provide certain investment banking services related to funding the company’s acquisition of Chatsworth Data (Services) to the Company.

1.	Compensation: The Company shall pay CA the compensation set forth below:

a.
Cash Fee: The Company shall pay CA a cash fee for the Services in the amount of US$300,000.00. The cash fee shall be paid on the date of Closing in which the acquisition of Chatsworth Data Corporation is consummated.

b.
Equity: The Company shall pay to CA (or its designees) 1,500,000 shares of the Company’s common stock, $.001 par value per share. Such shares shall be entitled to piggyback registration rights and shall be registered on the investor’s Registration Statement to be filed upon the Closing of the Equity Financing accompanying the Closing of the Chatsworth Data Corporation acquisition.

2.
Notices: Notices given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by certified mail, return receipt request, or recognized overnight courier or personally delivered (a) if to the Company, office at 20710 Lassen Street, Chatsworth California 91311 Attention: Sid L. Anderson (Company Representative) and (b) Cypress Advisors, LLC, 445 Park Avenue, 10th Floor, New York, NY 10022 Attention Scott F. Koch, Managing Director.

3.
Confidentiality: No financial advice rendered by CA pursuant to this Agreement may be disclosed publicly in any manner without CA’s prior written consent, except as may be required by law, regulation or court order but subject to the limitation below. If the Company is required or reasonably expects to be so required to disclose any advice, the Company shall provide CA with prompt notice thereof so that CA may seek a protective order or other appropriate remedy and take reasonable efforts to assure that all of such advice disclosed will be covered by such order or other remedy. Whether or not such a protective order or other remedy is obtained. The Company will cause its affiliates to disclose only that portion of such advice which the Company is so required to disclose.

4.
Miscellaneous: This Agreement sets forth the entire agreement between the parties, supersedes and merges all prior written or oral agreements with respect to the subject matter hereof, may only be amended in writing and shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

This Agreement may be assigned by either party with the prior written consent of the other party.

If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not effect such provision in any respect or any other provision of this Agreement.

Cypress Advisors, LLC is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing sets forth our agreement by signing and returning to CA the enclosed copy of this Agreement.

Very truly yours,

Cypress Advisors, LLC

By:_________________
Name: Scott F. Koch
Title: Managing Director

ACCEPTED AND AGREED TO;
This____day of_______________

Adera Mines Limited

By:________________
Name: Sid L. Anderson
Title: Chairman of the Board